As filed with the Securities and Exchange Commission on November 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SUPER LEAGUE ENTERPRISE, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1990734
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2450 Colorado Avenue, Suite 100E

Santa Monica, California 90404

(213) 421-1920

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Matthew Edelman

Chief Executive Officer

Super League Enterprise, Inc.

2450 Colorado Avenue, Suite 100E

Santa Monica, California 90404

(213) 421-1920

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Matthew Edelman Chief Executive Officer Super League Enterprise, Inc. 2450 Colorado Avenue, Suite 100E Santa Monica, California 90404 (213) 421-1920	Daniel W. Rumsey, Esq. Jack Kennedy, Esq. Disclosure Law Group, a Professional Corporation 600 West Broadway, Suite 700 San Diego, CA 92101 (619) 272-7050

As soon as practicable after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 21, 2025

SUPER LEAGUE ENTERPRISE, INC.

49,700,000 Shares of Common Stock

This prospectus relates to the resale from time to time of an aggregate of up to 49,700,000 shares of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders identified herein (the “Investors” or the “Selling Stockholders”) or their permitted assigns. The shares of Common Stock being registered hereunder (the “Securities”) include (i) 3,985,000 shares of Common Stock (the “Shares”); (ii) 16,015,000 shares of Common Stock issuable upon exercise of pre-funded common stock purchase warrants ( “Pre-Funded Warrants”); (iii) 20,000,000 shares of Common Stock issuable upon exercise of common stock purchase warrants (“PIPE Warrants”); (iv) 9,200,000 shares of Common Stock issuable upon exercise of common stock purchase warrants (“Consideration Warrants”); and (v) 500,000 shares of Common Stock issuable upon exercise of common stock purchase warrants (“Placement Agent Warrants”). For additional information on the Securities, see the section titled “The Private Placement”.

We will not receive any proceeds from the resale of the Securities by the Selling Stockholders in this offering. However, we may receive proceeds of up to approximately $29.7 million from the exercise of the Pre-Funded Warrants, the PIPE Warrants, the Consideration Warrants, and the Placement Agent Warrants if they are exercised for cash by the Selling Stockholders once the registration statement, of which this prospectus is a part, is declared effective. We intend to use those proceeds, if any, for general corporate purposes, working capital and implementing strategic initiatives.

All selling and other expenses incurred by the Selling Stockholders will be paid by such stockholders, except for certain legal fees and expenses, which will be paid by us. The Selling Stockholders may sell, transfer or otherwise dispose of any or all of the Securities offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market, or trading facility on which the shares are traded, or in private transactions. The Securities may be offered and sold or otherwise disposed of by the Selling Stockholders at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices. Refer to the section entitled “Plan of Distribution” for more information regarding how the Selling Stockholders may offer, sell, or dispose of their Securities.

Our common stock is listed on The Nasdaq Capital Market under the symbol “SLE.” On November 20, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.892 per share.

On June 23, 2025, we effected a reverse stock split of our Common Stock at a ratio of 1-for-40 (the “Reverse Split”). All share and per share amounts disclosed in this prospectus have been adjusted to reflect the Reverse Split. However, share and per share amounts in certain of the documents incorporated by reference herein have not been adjusted to give effect to the Reverse Split.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November   , 2025.

SUPER LEAGUE ENTERPRISE, INC.

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus, or incorporated by reference into this prospectus, and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including the information set forth under the section entitled “Risk Factors,” as well as our financial statements, the related notes thereto, and other information incorporated by reference into this prospectus. Some of the statements in this prospectus and the information incorporated by reference into this prospectus constitute forward-looking statements. For additional information, refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context requires otherwise, the words “we,” “us,” “our,” the “Company,” “Super League,” and “Super League Enterprise” refer to Super League Enterprise, Inc., a Delaware corporation, and its wholly owned subsidiary, Super League Gaming, UK Ltd., a company organized under the laws of England and Wales.

Company Overview

We are redefining how brands connect with consumers through the power of playable media. Through solutions within mobile games and the world’s largest immersive gaming platforms, Super League provides global brands with ads, content, and experiences that are not only seen – they are played, felt, and remembered. Boasting an award-winning development studio, a vast network of native creators, and proprietary engagement technology, Super League is a one-of-a-kind partner for brands looking to stand out in culture, spark loyalty, and drive meaningful impact. In a world where attention is earned, Super League makes brands relevant - by making them playable.

We generate revenue from (i) innovative advertising including immersive game world and experience publishing and in-game media products, (ii) direct to consumer offers, including in-game items, e-commerce, and virtual collectibles, and (iii) content and technology through the production and distribution of our own, advertiser and third-party interactive and video content. We operate in one reportable segment to reflect the way management and our chief operating decision maker review and assess the performance of the business.

Our Strategy

We believe that video gaming and virtual world platforms are where consumers will continue to spend material amounts of time, making it increasingly important for global brands and intellectual property owners to prioritize in-game and in-world marketing and advertising programs. In an attention economy dominated by the continued blending of physical-and-digital lives and smarter, more immersive screens, consumers are increasingly responsive to more customized and personalized advertising content that fits naturally with the activities they most enjoy. For brands, the next generation of consumer engagement will be achieved through targeted solutions that meet the expectations of consumers.

With strong roots in open gaming platforms where interactive worlds were first spawned, we believe our success is in the creation, growth, and monetization of playable digital advertising content and interactive experiences across mobile games and immersive platforms. Super League’s vision is to be the most comprehensive provider of products and creative, tech-driven solutions that deliver superior levels of consumer engagement and measurable business outcomes for brands within the playable media category.

Built on a powerful foundation of unmatched capabilities and software platforms that have driven consistent success for innovative brand experiences, creator growth and monetization, and significant consumer engagement, our scalable, vertically-integrated, solution offers:

●	Successful owned and third-party publishing worlds, experiences and destinations;
●	Innovative product and marketing solutions for brands and developers; and
●	Valued tools and analytics for brands and developers.

Our Business

As an early mover creating engaging experiences inside immersive gaming platforms since 2015, Super League has converted our deep understanding of young gamers into significant audience reach in virtual world and mobile gaming platforms. We believe we have successfully iterated our business model through these market insights, and our organic and inorganic growth to establish scale and ultimately drive our monetization strategies. Our strong and growing product market fit currently reaches more than 190 million consumers within mobile games and immersive platforms such as Roblox, Minecraft and Fortnite. Our proprietary software, and exclusive access to interactive content technology solutions through our partners, support the creation and distribution of branded gaming experiences and playable advertisements that drive strong consumer engagement. These capabilities and tools enable Super League to reach targeted audiences on behalf of our brand and advertising partners. With analytics and measurement solutions that reach across gaming channels, Super League provides pre- and post-campaign reporting, analytics and insights that demonstrate the efficacy of our partner programs. In addition to our primary solutions, our capability to produce compelling gaming-centric social video content and engage digital influencers expands the audience reach we deliver to our brand partners within gaming and social media platforms.

Specifically, Super League’s digital experiences and media products provide a wide range of opportunities for brands and advertisers. to acquire customers, deepen customer affinity and achieve business outcomes and growth. As Super League has scaled audience reach and diversified revenue across multiple platforms, we have experienced growth in both the average revenue size of branded programs and maintained a strong percentage of repeat buyers. The expanding market opportunity validates the emergence of gaming platforms as a new premium social marketing channel for advertisers to reach elusive Generation Z and Alpha consumers. With ongoing campaign and program success, Super League is making steady progress towards securing more persistent revenue, with brands electing to activate gaming channels as a consistent strategic priority within their annual marketing plans.

The Private Placement

Between October 22, 2025 and October 27, 2025, the Company entered into securities purchase agreements (the “Purchase Agreements”) with certain accredited investors (the “Purchasers”), pursuant to which the Company agreed to sell (the “Offering”) up to (i) an aggregate of 3,985,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), at a price per Share equal to $1.00; and (ii) Pre-Funded Warrants (“Pre-Funded Warrants”) to purchase in an aggregate of 16,015,000 shares of Common Stock at a price per Pre-Funded Warrant equal to same price as that for Shares, minus $0.00001, with the remaining exercise price of each Pre-Funded Warrant equal $0.00001 per share. For each one Share or Pre-Funded Warrant purchased in the Offering, each Purchaser also received common stock purchase warrants to purchase one share of Common Stock (the “PIPE Warrants”), with an exercise price of $1.00 per share, resulting in the issuance of an aggregate of 20,000,000 PIPE Warrants. In addition, an aggregate of 9,200,000 common stock purchase warrants was issued in consideration to the lead investor and a third party (“Consideration Warrants), with an exercise price of $1.00 per share, and 500,000 common stock purchase warrants were issued to the placement agent of the Offering (“Placement Agent Warrants”). At the closing of the Offering, the Company received $20.0 million in aggregate gross proceeds.

In connection with the Purchase Agreement, the Company and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to register the Shares, the shares of Common Stock underlying the Pre-Funded Warrants (the “PFW Shares”), and the shares of Common Stock underlying the PIPE Warrants (the “PIPE Warrant Shares”) on a registration statement on Form S-3 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) and to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), of which this prospectus forms a part.

See The Private Placement on page 13 of this prospectus for more information on the Offering.

Recent Developments

Filing of Third Amended and Restated Certificate of Designation

On October 20, 2025, the Company filed the Third Amended and Restated Certificate of Incorporation of Super League Enterprise, Inc. (the “Amended Certificate”). The Amended Certificate amends the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Prior Charter”) to: (i) increase the number of authorized shares of Common Stock from 400,000,000 to 750,000,000; and (ii) to allow the vote of the holders of our preferred stock to amend their respective preferred stock certificates of designations, without requiring the approval of the holders of all voting securities of the Company. The Amended Charter was also restated to include all amendments to the Prior Charter made pursuant to Certificates of Amendment after the filing of the Prior Charter.

Reverse Common Stock Split

On June 17, 2025, the Company filed a Certificate of Amendment (the “June 2025 Amendment”) to its Second Amended and Restated Certificate of Incorporation, as amended, which became effective as of June 23, 2025, to effect a reverse stock split of the Company’s issued and outstanding shares of common stock at a ratio of 1-for-40 (the “Reverse Split”). The Reverse Split was approved by the Company’s Board on June 2, 2025, and approved by the stockholders of the Company on June 9, 2025.

Selected Risks Related to our Business

Our business is subject to numerous risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Some of the more significant risks and uncertainties relating to an investment in our are more fully described in the section titled "Risk Factors" in this prospectus and in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus.

Corporate Information

Super League Enterprise, Inc. was incorporated under the laws of the State of Delaware on October 1, 2014 as Nth Games, Inc. On June 15, 2015, we changed our corporate name from Nth Games, Inc. to Super League Gaming, Inc., and on September 11, 2023, we changed our corporate name from Super League Gaming, Inc. to Super League Enterprise, Inc. Our principal executive offices are located at 2450 Colorado Ave., Suite 100E, Santa Monica, California 90404. Our Company telephone number is (213) 421-1920 and our investor relations contact number is (949) 574-3860.

Our corporate website address is www.superleague.com. We make available on or through our website our periodic reports that we file with the SEC. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The contents of our website are not incorporated by reference into this document and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE OFFERING

Securities offered by us and for resale

49,700,000 shares of Common Stock. The shares of Common Stock being registered hereunder include (i) 3,985,000 shares of Common Stock; (ii) 16,015,000 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants; (iii) 20,000,000 shares of Common Stock issuable upon exercise of the PIPE Warrants; (iv) 9,200,000 shares of Common Stock issuable upon exercise of the Consideration Warrants; and (v) 500,000 shares of Common Stock issuable upon exercise of the Placement Agent Warrants.

Common stock outstanding prior to the Offering(1)	11,492,050 shares as of November 19, 2025

Common stock to be outstanding immediately after giving effect to the issuance of 49,700,000 shares of Common Stock(1)	61,192,050 shares of Common Stock (assuming full exercise of the Pre-Funded Warrants, PIPE Warrants, Consideration Warrants and Placement Agent Warrants)

Use of proceeds

All of the securities offered under this prospectus are being registered for the account of the Selling Stockholders. We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders. Assuming full exercise of the Pre-Funded Warrants, PIPE Warrants, Consideration Warrants and Placement Agent Warrants, we will receive gross proceeds of up to approximately $29.7 million. We have agreed to pay all costs, expenses, and fees relating to the registration of the securities covered by this prospectus. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale of the securities. The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

Terms of this offering

The Selling Stockholders may sell, transfer or otherwise dispose of any or all of the Securities offered by this prospectus from time to time on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. The Securities may be offered and sold or otherwise disposed of by the Selling Stockholders at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 6 of this prospectus, and in the documents incorporated herein and therein by reference.

Trading symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SLE.”

(1) Unless otherwise noted, the number of shares of our Common Stock outstanding prior to and after this Offering is based on 11,492,050 shares of Common Stock outstanding as of November 19, 2025, reflects the Reverse Split, and excludes:

●	153,145 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase our Common Stock, with a weighted average exercise price of $16.95 per share;

●	27,859 shares of Common Stock issuable upon exercise of outstanding stock options under our 2025 Omnibus Incentive Plan (the “2025 Plan”), with a weighted average exercise price of $5.08 per share;

●	50,581 shares of Common Stock issuable upon vesting of outstanding restricted stock units;

●	545,954 shares of Common Stock issuable upon the exercise of certain placement agent warrants to purchase our Common Stock, with a weighted average exercise price of $10.16;

●

663 shares of Common Stock, 975 shares of Common Stock and 19,840 shares of Common Stock issuable upon conversion of the Company’s Series AA, Series AAA-2 and Series AAAA Jr. Convertible Preferred Stock, respectively;

●

2,000,000 shares of Common Stock issuable upon exercise of warrants issued to Yield Point NY LLC in connection with the exchange of a senior secured convertible note, with an exercise price of $1.00 per share;

●

2,333,057 shares of Common Stock issuable upon exercise of warrants issued to former Series B Preferred stockholders, in connection with exchange agreements executed by each of them, with an exercise price of $1.00 per share;

●	1,153,000 shares of Common Stock issuable upon conversion of the Company’s Series C Convertible Preferred Stock;

●

shares of common stock issuable upon conversion of convertible notes issued to 1800 Diagonal Lending, LLC with a total principal balance of $124,000, at a conversion price equal to 75% multiplied by the lowest trading price for the Company’s Common Stock during the 10 trading days ending on the latest complete trading day prior to the conversion date; and

●

49,700,000 shares of Common Stock being registered hereunder, including the shares issuable upon conversion of the Pre-Funded Warrants, the PIPE Warrants, Consideration Warrants, and the Placement Agent Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to purchase any of our securities, you should carefully consider the risks and uncertainties described below, in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”), our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, and in other documents that we subsequently file with the SEC that update, supersede or supplement such information, which are incorporated by reference into this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our Common Stock could decline materially and you could lose all or part of your investment.

Risks Related to Our Common Stock

You may lose all of your investment.

Investing in our Common Stock involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

The issuance of Common Stock to the selling stockholder may cause substantial dilution to our existing stockholders, and the sale of such shares acquired by the selling stockholder could cause the price of our Common Stock to decline.

We are registering for resale by the Selling Stockholders up to 49,700,000 shares of Common Stock, consisting of (i) 3,985,000 shares of Common Stock, (ii) 16,015,000 shares of Common Stock issuable to the Selling Stockholders upon exercise of the Pre-Funded Warrants; (iii) 20,000,000 shares of Common Stock issuable to the Selling Stockholders upon exercise of the PIPE Warrants; (iv) 9,200,000 shares of Common Stock issuable to the Selling Stockholders upon exercise of the Consideration Warrants; and (v) 500,000 shares of Common Stock issuable to the Selling Stockholders upon exercise of the Placement Agent Warrants. The number of shares of our Common Stock ultimately offered for resale by the Selling Stockholder under this prospectus is dependent upon the number of shares issued upon exercise of the Pre-Funded Warrants and exercise of the PIPE Warrants. Depending on a variety of factors, including market liquidity of our Common Stock, the issuance of shares to the Selling Stockholders may cause the trading price of our Common Stock to decline.

If and when we do issue shares to the Selling Stockholders, after the Selling Stockholders have acquired the shares, the Selling Stockholders may resell all, some, or none of those shares at any time or from time to time in their discretion. Therefore, sales to the Selling Stockholders by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale or issuance of a substantial number of shares of our Common Stock to the Selling Stockholders, or the anticipation of such sales, could make it more difficult for us to sell securities in the future at a time and at a price that we might otherwise wish to effect such financing.

We may issue additional equity or equity-linked securities in the future, which may result in additional dilution to you.

We may require additional capital in the future for new strategic initiatives and ongoing operations. To the extent that we raise additional capital by issuing equity securities, including securities exercisable for or convertible into shares of our Common Stock, our existing shareholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder.

There is no public market for the Pre-Funded Warrants, the PIPE Warrants, the Consideration Warrants or the Placement Agent Warrants

There is no public trading market for the Pre-Funded Warrants, the PIPE Warrants, the Consideration Warrants, or the Placement Agent Warrants and we do not expect a market to develop. In addition, we do not intend to list the Pre-Funded Warrants, the PIPE Warrants,the Consideration Warrants, or the Placement Agent Warrants on The Nasdaq Capital Market or any other national securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants, the PIPE Warrants, the Consideration Warrants, and the Placement Agent Warrants will be limited.

Holders of the Pre-Funded Warrants, the PIPE Warrants, the Consideration Warrants, and the Placement Agent Warrants will have no rights as common stockholders until such holders exercise their Pre-Funded Warrants, PIPE Warrants, Consideration Warrants, or Placement Agent Warrants and acquire our Common Stock.

Until holders of the Pre-Funded Warrants, the PIPE Warrants, the Consideration Warrants, or the Placement Agent Warrants acquire shares of our Common Stock upon exercise of the Pre-Funded Warrants, the PIPE Warrants, the Consideration Warrants, or the Placement Agent Warrants, holders of the Pre-Funded Warrants, the PIPE Warrants, the Consideration Warrants, the Placement Agent Warrants will have no rights with respect to the shares of our Common Stock issuable upon exercise of such warrants. Upon exercise of the Pre-Funded Warrants, the PIPE Warrants, the Consideration Warrants, or the Placement Agent Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Although our Common Stock is listed on the Nasdaq Capital Market, our shares may be thinly traded and an active trading market may not materialize for a continuous period.

Although our Common Stock is listed on the Nasdaq Capital Market, there may be a limited trading market for our Common Stock, and we cannot ensure that a robust trading market will ever develop or be sustained. Our shares of Common Stock may be thinly traded, and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of Common Stock in the future. The market liquidity will be dependent on the perception of our operating business, competitive forces, state of the gaming industry, implementation of strategic initiative in the digital asset sector, growth rate and becoming cash flow profitable on a sustainable basis, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows, and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate financial public relations firms with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of Common Stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our Common Stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low-priced shares of Common Stock as collateral for any loans.

Our stock price may be volatile, and you could lose all or part of your investment.

The trading price of our Common Stock may fluctuate substantially and may be higher or lower than the price paid in the private placement offering. The trading price of our Common Stock will depend on several factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our Common Stock since you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the trading price of our Common Stock include:

●	changes to our industry, including demand and regulations;

●	we may not be able to compete successfully against current and future competitors;

●	competitive pricing pressures;

●	implementation of a digital asset strategy;

●	our ability to obtain working capital financing as required;

●	additions or departures of key personnel;

●	sales of our common stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship, sponsor or licensor;

●	any major change in our management;

●	changes in accounting standards, procedures, guidelines, interpretations or principals; and

●	economic, geo-political and other external factors.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly. If the market price of our Common Stock after our offering does not exceed what you paid per share, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We may not obtain any future research coverage by securities industry analysts. In the event we are covered by research analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our Common Stock could be negatively affected.

We have not paid cash dividends in the past and do not expect to pay cash dividends on our Common Stock in the future. Any return on investment will likely be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Since we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, stock price appreciation, if any, will be your sole source of gain.

We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, appreciation, if any, in the market price of our Common Stock will be your sole source of gain for the foreseeable future.

Our issuance of additional shares of preferred stock could adversely affect the market value of our Common Stock, dilute the voting power of common stockholders and delay or prevent a change of control.

Our Board has the authority to cause us to issue, without any further vote or action by the stockholders, up to an additional 6,161,829 shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. As of the date of this prospectus, we had the following shares of Preferred Stock outstanding: (i) 97,413 shares of Series AAAA Junior Convertible Preferred Stock, par value $.001 per share (the “Series AAAA JR Preferred”); (ii) 50 shares of Series AA Preferred Stock, par value $.001 per share (the “Series AA Preferred”); (iii) 20 shares of Series AAA-2 Convertible Preferred Stock, par value $.001 per share (the “Series AAA-2 Preferred”); and (iv) 1,153 shares of Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred”, and, collectively with the Series AAAA JR Preferred, the “Preferred Stock”).

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase Common Stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase Common Stock at the lower conversion price causing economic dilution to the holders of Common Stock.

Further, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. The issuance of shares of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

The holders of Preferred Stock are entitled to vote on an as-converted basis to Common Stock basis and have rights to approve certain actions.

Holders of our Preferred Stock are generally entitled to vote with the holders of our Common Stock on all matters submitted for a vote of our stockholders (voting together with the holders of Common Stock as one class) on an as-converted basis.

As of November 19, 2025, there were 50 shares of our Series AA Preferred outstanding, convertible without payment of additional consideration, into approximately 663 shares of our Common Stock, 20 shares of our Series AAA-2 Preferred outstanding, convertible without payment of additional consideration, into approximately 975 shares of our Common Stock, 97,413 shares of our Series AAAA JR Preferred outstanding, convertible without payment of additional consideration, into approximately 19,840 shares of our Common Stock, and 1,153 shares of our Series C Preferred outstanding, convertible without payment of additional consideration, into approximately 1,153,000 shares of our Common Stock, each subject to certain ownership limitations. The conversion of the outstanding shares of our Preferred Stock into Common Stock would be dilutive to existing stockholders. Any dilution or potential dilution may cause our stockholders to sell their shares, which may contribute to a downward movement in the stock price of our Common Stock.

Future issuances of debt securities, which would rank senior to our Common Stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which would rank senior to our Common Stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

In the future, we may attempt to increase our capital resources by offering debt securities. In the event of bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Common Stock. Moreover, if we issue preferred stock in the future, the holders of such preferred stock could be entitled to preferences over holders of Common Stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any such future offerings we conduct or borrowings we make may adversely affect the level of return they may be able to achieve from an investment in our Common Stock.

We have granted, and may continue to grant, share incentive awards, which may result in increased share-based compensation expenses.

We adopted our Amended and Restated 2014 Stock Option and Incentive Plan (the “2014 Plan”) in October 2014, for purposes of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. We account for compensation costs for all share-based awards issued under the 2014 Plan using a fair-value based method and recognize expenses in our statements of comprehensive loss in accordance with GAAP. Under the 2014 Plan, we are authorized to grant options to purchase shares of Common Stock of our Company, restricted share units to receive shares of Common Stock and restricted shares of Common Stock. For the years ended December 31, 2024 and 2023, we recorded share-based compensation expense of $1.3 million and $2.7 million, respectively, primarily related to issuances and vesting of awards under the 2014 Plan. On June 9, 2025, our stockholders approved the 2025 Omnibus Stock Incentive Plan (the “2025 Plan”) which provides for the granting of various forms of share-based compensation awards to employees, directors and consultants to incentive their performance and align their interest with ours. The 2025 Plan has 75,000 shares of common stock reserved thereunder for issuance of share-based compensation awards. At our 2025 annual meeting of stockholders held on October 20, 2025, our stockholders approved an amendment to the 2025 Plan to increase the number of shares of common stock reserved thereunder by 6.947 million shares.

We believe the granting of share incentive awards is important to our ability to attract and retain employees, and we will continue to grant share incentive awards to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

An active trading market for our Common Stock may not be maintained.

Our Common Stock is currently traded on the Nasdaq Capital Market, but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. If an active market for our Common Stock is not maintained, it may be difficult for our stockholders to sell or purchase shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and impair our ability to acquire other companies or technologies using our shares as consideration.

We must comply with all Nasdaq listing standards at all times or a delisting of our Common Stock could occur, the result of which would be a material reduction in the liquidity of our Common Stock, which may inhibit or preclude our ability to raise additional financing.

We are required to comply with certain Nasdaq continued listing requirements, including a minimum bid price for our Common Stock, as well as a series of financial tests relating to stockholder equity, market value of listed securities and number of market makers and stockholders. If we fail to maintain compliance with any of those requirements, our Common Stock could be delisted from Nasdaq.

If, for any reason, Nasdaq should delist our Common Stock from trading on its exchange and we are unable to obtain listing on another national securities exchange or take action to restore our compliance with the Nasdaq continued listing requirements, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our Common Stock;
●	the market price of our Common Stock;
●	we will become a “penny stock”, which will make trading of our Common Stock much more difficult;
●	our ability to obtain financing for the continuation of our operations;
●	the number of institutional and general investors that will consider investing in our Common Stock;
●	the number of investors in general that will consider investing in our Common Stock;
●	the number of market makers in our Common Stock;
●	the availability of information concerning the trading prices and volume of our Common Stock; and
●	the number of broker-dealers willing to execute trades in shares of our Common Stock.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or therein contain forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus entitled “Prospectus Summary” and “Risk Factors,” as well as in those sections of our 2024 Annual Report entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for making each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements are subject to considerable risks and uncertainties, as well as other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements, including:

●	overall strength and stability of general economic conditions and of the electronic video game industry in the United States and globally;

●	changes in consumer demand for, and acceptance of, our services and the games that we license for our tournaments and other experiences, as well as online gaming in general;

●	changes in the competitive environment, including adoption of technologies, services and products that compete with our own;

●	our ability to generate consistent revenue;

●	our ability to effectively execute our business plan;

●	changes in the price of streaming services, licensing fees, and network infrastructure, hosting and maintenance;

●	changes in laws or regulations governing our business and operations;

●	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

●	our ability to effectively market our services;

●	costs and risks associated with litigation;

●	our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights;

●	our ability to obtain and enter into new licensing agreements with game publishers and owners;

●	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

●	interest rates and the credit markets; and

●	other risks described from time to time in periodic and current reports that we file with the SEC.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this prospectus, including in the section entitled “Risk Factors,” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to our Company, including but not limited to the fact that we have only a limited operating history as a public company. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend and do not undertake an obligation to update any of the forward-looking statements to conform these statements to actual results.

You should read this prospectus and the documents incorporated herein or therein and those documents filed as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

THE PRIVATE PLACEMENT

Between October 22, 2025 and October 27, 2025, the Company entered into securities purchase agreements (the “Purchase Agreements”) with certain accredited investors (the “Investors” or the “Purchasers”), relating to the Company’s sale (the “Offering”) of an aggregate of (a) 3,985,000 shares of the Company’s Common Stock (the “Shares”), at a price per Share equal to $1.00 and (b) Pre-Funded Warrants to purchase an aggregate of 16,015,000 shares of Common Stock (the “Pre-Funded Warrants”) at a price per Pre-Funded Warrant equal to same price as that for Shares minus $0.00001, with the remaining exercise price of each Pre-Funded Warrant equal to $0.00001 per share. For each one Share or Pre-Funded Warrant purchased in the Offering, each Purchaser also received common stock purchase warrants to purchase one share of Common Stock (the “PIPE Warrants”), with an exercise price of $1.00. In connection with the Offering, the Company issued an additional 9,200,000 common stock purchase warrants in consideration to the lead investor and a third party (the “Consideration Warrants”) with an exercise price of $1.00, and an additional 500,000 common stock purchase warrants in consideration of the services provided by the placement agent (“Placement Agent Warrants”) with an exercise price of $1.00 per share. The shares of Common Stock, Pre-Funded Warrants, PIPE Warrants, Consideration Warrants and Placement Agent Warrants issued in the Offering are sometimes hereafter referred to as, the “Securities,” and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, PIPE Warrants, Consideration Warrants and Placement Agent Warrants, are sometime referred to as, the “Underlying Shares.” Gross proceeds from the Offering was approximately $20,000,000, before deducting offering costs and expenses.

Under the Pre-Funded Warrants, a holder will not be entitled to exercise any portion of any Pre-Funded Warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of shares of Common Stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise; or (ii) the combined voting power of the Company’s securities beneficially owned by such holder (together with its affiliates) to exceed 4.99% of the combined voting power of all of the Company’s securities outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrant, which percentage may be changed at the holder’s election to a higher or lower percentage not in excess of 9.99% upon 61 days’ notice to the Company. In addition, in certain circumstances, upon a fundamental transaction, a holder of Pre-Funded Warrants will be entitled to receive, upon exercise of the Pre-Funded Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Pre-Funded Warrants immediately prior to the fundamental transaction.

The PIPE Warrants, Consideration Warrants, and Placement Agent Warrants are exercisable immediately upon issuance, expire five years from the date of issuance, and have an initial exercise price of $1.00 (the “Initial Exercise Price”), subject to adjustment in the event of any Warrant Dilutive Issuance (as defined below), or any stock splits, stock dividends, recapitalizations, and similar events (the Initial Exercise Price as adjusted from time to time pursuant to the terms of the PIPE Warrant, Consideration Warrant, and Placement Agent Warrant is referred to as, the “Exercise Price”).

The anti-dilution adjustments to the Exercise Price set forth that if the Company sells any shares of Common Stock or any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, for effective consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately prior to such sale (such Exercise Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Warrant Dilutive Issuance”), then simultaneously with the consummation (or, if earlier, the announcement) of such Warrant Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the higher of (i) the New Issuance Price or (ii) the Warrant Floor Price (as defined below), provided, however, that no Exempt Issuance (as defined in the Warrants) shall be considered a Warrant Dilutive Issuance. For the PIPE Warrants, Consideration Warrants and Placement Agent Warrants, the “Warrant Floor Price” means 20% of the Nasdaq Minimum Price (defined below) (which price shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction). The “Nasdaq Minimum Price” means the lower of (a) the official closing price of our Common Stock on Nasdaq immediately preceding the execution of definitive documentation for the Offering, and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the definitive documentation for the Offering.

The PIPE Warrants, the Consideration Warrants, and the Placement Agent Warrants also contain a call feature, whereby, after the Company has registered the shares of common stock underlying the PIPE Warrants, Consideration Warrants, and Placement Agent Warrants on an effective registration statement filed with the SEC, the Company has the option, but not the obligation, and in the Company’s sole and absolute discretion, to purchase the PIPE Warrant or Consideration Warrant from the Holder at a price of $0.001 per share of Common Stock underlying the PIPE Warrant or Consideration Warrant (the “Call Option”), in the event the closing price of the Company’s Common Stock, as listed on the Nasdaq Capital Market, is at or above $3.00 per share for 20 consecutive trading days (the “Call Trigger”). The Company’s right to exercise the Call Option will begin on the day immediately following the Call Trigger until the day that is thirty (30) calendar days thereafter, by way of delivery of a notice to exercise the Call Option to the holders of the PIPE Warrants, Consideration Warrants or Placement Agent Warrants.

The Purchase Agreement contains representations and warranties of the Company and the Purchaser and customary covenants which are typical for transactions of this type. In addition, the Purchase Agreement contains customary conditions precedent to the Purchaser’s obligation to purchase the Securities, and representations and warranties of the Company and the Purchasers customary for transactions of this type. The Purchase Agreement obligates the Company to indemnify the Investors and various related parties for certain losses including those resulting from (i) any misrepresentation or breach of any representation or warranty made by the Company, (ii) any breach of any obligation of the Company, and (iii) certain claims by third parties. The Purchase Agreements contain representations and warranties that the parties made to, and solely for the benefit of, the other signatories to the Purchase Agreements in the context of all of the terms and conditions thereof and in the context of the specific relationship between the parties to the Purchase Agreements.

The Shares, Pre-Funded Warrants, PIPE Warrants, Consideration Warrants, Placement Agent Warrants and the Underlying Shares were issued and/or sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D promulgated thereunder. Each Investor acquired the securities for investment and acknowledged that it is an accredited investor as defined by Rule 501 under the Securities Act. The Shares, Pre-Funded Warrants, PIPE Warrants, Consideration Warrants, Placement Agent Warrants and Underlying Shares may not be offered or sold in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

In connection with the above sale of the Securities, the Company engaged Aegis Capital Corp. (“Aegis”) as exclusive placement agent, pursuant to a Placement Agency Agreement (the “Placement Agreement”). Pursuant to the Placement Agreement, the placement commission will be (I) (a) 2.0% for investments made by the Lead Investor (as defined in the Placement Agreement), and (b) 9.0% for all Securities placed by Aegis, excluding Lead Investor; (II) if investments placed by Aegis equal $5 million or more, the Company will pay Aegis an additional fee of $125,000; (III) Aegis will also receive a fee of 9.0% of the proceeds from the cash exercise of any warrants purchased by investors, excluding Lead Investor, in each case payable on exercise (no fees will be payable on the exercise of warrants by Lead Investor); and (IV) as additional compensation for Aegis’s services, the Company shall issue to Aegis or its designees at the consummation of the Offering, warrants (the “Placement Agent Warrants”) to purchase that number of shares of Common Stock equal to 5.0% of the aggregate number of Shares and Pre-Funded Warrants sold in the Placement other than to the Lead Investor. The Placement Agent Warrants will be exercisable at any time beginning and from time to time, in whole or in part, during the five (5) years commencing on the commencement of sales in the Placement, at a price per share equal to 100.0% of the offering price per share of the Securities sold in the Placement (or such exercise price as any investor warrants issued in the Placement) and such Placement Agent Warrants shall be exercisable on a cash basis or cashless basis. Further in connection with the consummation of the Offering, the Company issued additional Warrants to purchase 9.2 million shares of Common Stock to certain designees of the Lead Investor.

Registration Rights Agreement

In connection with the Purchase Agreement, the Company and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to register the Underlying Shares on a registration statement on Form S-3 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) within 30 days after the date of the issuance of the Securities and to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”) no later than 90 days after the date of the Purchase Agreement.

The foregoing is a description of the material terms of the Purchase Agreement, Registration Rights Agreement, Pre-Funded Warrants, PIPE Warrants, Consideration Warrants and Placement Agent Warrants. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Purchase Agreement, Registration Rights Agreement, Pre-Funded Warrants, PIPE Warrants, Consideration Warrants, and Placement Agent Warrants, including the definitions of certain terms used therein filed, copies of which are filed as exhibits to this Registration Statement (of which this prospectus forms a part) and are incorporated herein by reference. We urge you to read these documents because they, and not this description, define your rights as the investor thereunder.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders identified in the table below, or by the future transferees, pledgees, assignees, distributees, donees or successors-in-interest of or from any such stockholders, of the shares of Common Stock. The Selling Stockholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we refer to the stockholders listed in the table below, and the pledgees, donees, transferees or other successors-in-interest that hold any of the Selling Stockholders’ interest in the shares of Common Stock after the date of this prospectus.

We have agreed to file this registration statement covering the resale of the shares of Common Stock and the resale of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, PIPE Warrants, Consideration Warrants and Placement Agent Warrants issued in the offering, as determined based upon their exercise price.

The following table sets forth information concerning the shares of Common Stock that may be offered from time to time by the Selling Stockholders. Except as set forth in the footnotes below, the number of shares beneficially owned by the Selling Stockholders is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 11,492,050 shares of Common Stock issued and outstanding as of November 19, 2025, and includes the shares of Common Stock subject to options, warrants or other rights held by such Selling Stockholder that are currently exercisable or will become exercisable within 60 days of November 19, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Name of Selling	Number of Shares of Common Stock Beneficially Owned Prior to	Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Beneficially Owned After Offering
Stockholder (1)	Offering(2)	Prospectus(2)	Number(3)	Percent(4)

Aegis Capital Corp. (5)	850,000	500,000	350,000	3.0%
Alta Partners, LLC (6)	500,000	500,000	-	-
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (7)	1,500,000	1,500,000	-	-
Automatic Worlds LLC (8)	4,207,500	4,200,000	7,500	*
BJI Financial Group (9)	800,000	800,000	-	-
Cheryl Hintzen	203,572	200,000	3,572	*
District 2 Capital Fund LP (10)	1,000,000	1,000,000	-	-
DSN Ventures LLC (11)	500,000	500,000	-	-
Funds managed by Emery Asset Management, LP (12)	4,000,000	4,000,000	-	-
Evo Fund (13)	20,000,000	20,000,000	-	-
Evolution Capital Investments (14)	-	5,000,000		-
Hudson Bay Master Fund LTD (15)	500,000	500,000	-	-
Hudson Global Ventures, LLC (16)	217,683	200,000	17,683	*
Investment Mgt. Holdings LLC (17)	240,000	200,000	40,000	*
Joel Yanowitz and Amy Metzenbaum 2003 Rev Trust	112,272	100,000	12,272	*
Mark F. Bailey	-	4,000,000	-	-
Orca Capital AG (18)	-	500,000	-	-
Robert Forster	-	500,000	-	-
Robert J. Eide	1,051,465	1,000,000	51,465	*
SternAegis Ventures LLC Defined Benefit Plan FBO Adam K. Stern	351,735	200,000	151,735	1.2%
Tanzin Capital LLC (19)	1,200,000	1,200,000	-	-
Yield Point NY, LLC (20)	6,469,935	3,000,000	3,469,935	4.99%
Zemel Family Trust	-	100,000	-	-

(1)

Information concerning named selling stockholders or future transferees, pledgees, assignees, distributees, donees or successors of or from any such stockholder or others who later hold any selling stockholder’s interests will be set forth in supplements to this prospectus, absent circumstances indicating that the change is material.  In addition, post-effective amendments to the registration statement of which this prospectus forms a part will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus.

(2)

This registration statement of which this prospectus forms a part is registering an aggregate (i) 3,985,000 shares of Common Stock, (ii) 16,015,000 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants; (iii) 20,000,000 shares of Common Stock issuable upon exercise of the PIPE Warrants; (iv) 9,200,000 shares of Common Stock issuable upon exercise of the Consideration Warrants; and (v) 500,000 shares of Common Stock issuable upon exercise of the Placement Agent Warrants. The Pre-Funded Warrants, PIPE Warrants, Consideration Warrants, and Placement Agent Warrants have a beneficial ownership limitation such that the Selling Stockholder does not have the right to exercise any portion of their Pre-Funded Warrants, PIPE Warrants, Consideration Warrants and Placement Agent Warrants if the Selling Stockholder (together with its affiliates or any other persons acting together as a group with the Selling Stockholder) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock issuable upon exercise of such Pre-Funded Warrants, PIPE Warrants, Consideration Warrants or Placement Agent Warrants. The number of shares in this column represents all of the shares of Common Stock that a selling stockholder may offer and sell from time to time under this prospectus, including the shares of Common Stock, shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, PIPE Warrants, Consideration Warrants, or Placement Agent Warrants purchased by or issued to such selling stockholder in the Offering, without giving effect to the Beneficial Ownership Limitation, if any.

(3)	Assumes the issuance and sale of all shares of our common stock being offered for resale pursuant to this prospectus.

(4)	Applicable percentage ownership is based on 11,492,050 shares of Common Stock issued and outstanding as of November 19, 2025.

(5)

As Cief Executive Officer of Aegis Capital Corp., Robert J. Eide may be deemed to have beneficial ownership of the shares reported herein. Aegis Capital Corp.,is a registered broker-dealer and acted as placement agent of the Company in connection with the Offering. The business address of Aegis Capital Corp. is 1345 Avenue of the Americas, 27th Floor, New York, NY 10105. T

(6)

As Managing Member of Alta Partners, LLC, Steven Cohen may be deemed to be the beneficial owner of the shares reported herein. The business address of Alta Partners, LLC is 1205 Franklin Avenue, Suite 320, Garden City, NY 11530.

(7)

Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC -Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC -Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC -Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The business address of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B is c/o Ayrton Capital, LP, 55 Post Rd. W. 2 nd Floor, Westport CT 06880.

(8)

Automatic Worlds LLC is beneficially owned and mutually managed by David Getson and John Rosenberg, each of whom holds 50% of the membership interests and voting control of Automatic Worlds LLC. The business address of Automatic Worlds LLC is 3272 Edith St., Los Angeles, CA 90064.

(9)

As President of BJI Financial Group, Brian Walsh may be deemed to be the beneficial owner of the shares reported herein. The business address of BJI Financial Group is 111 Sandalwood Drive, Marlboro NJ 07746.

(10)

As Managing Member of the General Partner of District 2 Capital Fund LP, Michael Bigger may be deemed to be the beneficial owner of the shares reported herein. The business address of District 2 Capital Fund LP is 14 Wall Street, 2nd Floor, Huntington NY, 11743.

(11)

As Manager of DSN Ventures LLC, David Nagelberg may be deemed to be the beneficial owner of the shares reported herein. The business address of DSN Ventures LLC is 1100 S Flagler Drive, Unit 1502, West Palm Beach, FL 33401.

(12)

Includes (i) 2,052,280 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, PIPE Warrants and Consideration Warrants held by Empery Asset Master, Ltd. (“EAM"), (ii) 764,812 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, PIPE Warrants and Consideration Warrants held by Empery Tax Efficient, LP (“ETE”) and (iii) 1,182,908 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, PIPE Warrants and Consideration Warrants held by Empery Tax Efficient III, LP (“ETE III” and collectively with EAM and ETE, the “Empery Funds”). The number of shares of common stock set forth in the second and third columns of the table above do not give effect to any limitations on beneficial ownership contained in such warrants. Empery Asset Management LP, the authorized agent of each of the Empery Funds, has discretionary authority to vote and dispose of the shares held by the Empery Funds and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by the Empery Funds. Each of the Empery Funds, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The business address of the Empery Funds is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(13)

As a Director of Evo Fund, Michael Lerch may be deemed to be the beneficial owner of the shares reported herein. The business address of Evo Fund is c/o Evolution Capital Management LLC, 10250 Constellation Blvd., Suite 2330, Los Angeles, CA 90067.

(14)

 As a Director of Evolution Capital Investments, LLC, Michael Lerch may be deemed to be the beneficial owner of the shares reported herein. The business address of Evolution Capital Investments is c/o Evolution Capital Management LLC, 10250 Constellation Blvd., Suite 2330, Los Angeles, CA 90067.

(15)

The securities are held by Hudson Bay Master Fund Ltd, a Cayman Islands exempted company (“Hudson Bay”). Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has sole voting and dispositive control of the shares reported herein. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay and Sander Gerber disclaims beneficial ownership of the shares reported herein. The address of Hudson Bay is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, CT, 06830.

(16)

Seth Ahdoot and Soheil Ahdoot are the beneficial owners of, and have voting and dispositive power over, the shares held by Hudson Global Ventures, LLC. Seth Ahdoot and Soheil Ahdoot disclaim beneficial ownership of the shares held by Hudson Global Ventures, LLC other than to the extent of his ultimate pecuniary interest therein. The address for Hudson Global Ventures, LLC is 1 Linden Place, Suite 210, Great Neck, NY 11021.

(17)

As Manager of Investment Mgt. Holdings LLC, Shay Kostiner may be deemed to be the beneficial owner of the shares reported herein. The business address of Investment Mgt. Holdings LLC is 16057 Tampa Palms Blvd West #505, Tampa, FL 33647.

(18)

Roman Gordon, Thomas Koenig, and Beate Ruhle-Burkhardt may be deemed to be the beneficial owner of the shares reported herein. The business address of Orca Capital AG is Sperlring 2, 85276, Pfaffenhofen, Germany.

(19)

As Chief Executive Officer of Tanzin Capital LLC, Rostislav Zino Lukatesevich may be deemed to be the beneficial owner of the shares reported herein. The business address of Tanzin Capital LLC is 100 Riverside Blvd; 30th Floor New York, NY 10069.

(20)

As manager of Yield Point NY, LLC, Ari Kluger may be deemed to be the beneficial owner of the shares reported herein. Certain securities held by Yield Point NY, LLC contains limitations that prevent the Selling Stockholder from acquiring shares that would result in the number of shares beneficially owned by it and its affiliates exceeding 4.99% of all of the Common Stock outstanding at such time (which percentage, upon notice by the investor to the Company, may be decreased or increased by the Selling Stockholder, but in no event shall exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock). The percentage of shares held after the offering reflects this limitation. The business address of Yield Point NY, LLC is 23 Tammy Rd, Spring Valley, NY 10977.

PLAN OF DISTRIBUTION

The Selling Stockholder, and any of the Selling Stockholder’ pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling the securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 under the Securities Act or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the Financial Industry Regulatory Authority (“FINRA”) Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 under the Securities Act rather than under this prospectus. The Selling Stockholder have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We agreed to keep this prospectus effective until the earliest of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our Common Stock by the Selling Stockholder. However, upon any exercise of the Pre-Funded Warrants, PIPE Warrants, Consideration Warrants, or Placement Agent Warrants by payment of cash, we will receive the exercise price of $0.00001 per Pre-Funded Warrant and $1.00 per PIPE Warrant, Consideration Warrant or Placement Agent Warrant, which PIPE Warrant exercise price amount and Consideration Warrant exercise price amount are subject to adjustment as defined in the Purchase Agreement, and which Placement Agent Warrant exercise price amount is subject to adjustment per the common stock purchase agreement issued to placement agent.

The Selling Stockholder will pay all incremental selling expenses relating to the sale of the Selling Stockholder’ shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholder. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

DILUTION

As of September 30, 2025, the net tangible book value of our Common Stock was approximately ($6.2 million), or ($4.02) per share of Common Stock based on 1,549,104 shares of our Common Stock issued and outstanding. Net tangible book value per share as of a particular date represents common equity, less intangible assets and goodwill, divided by the number of shares of our Common Stock outstanding.

After giving effect to: (A) the issuance of 49,700,000 shares of our Common Stock, including (i) 3,985,000 shares of Common Stock, at a price per share of $1.00; (ii) 16,015,000 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants with an exercise price of $0.00001 per share (including gross proceeds from the issuance of the Pre-Funded Warrants totaling $16.0 million); (iii) 20,000,000 shares of Common Stock issuable upon exercise of the PIPE Warrants with an exercise price of $1.00 per share; (iii) 9,200,000 shares of Common Stock issuable upon exercise of the Consideration Warrants with an exercise price of $1.00 per share; and (iv) 500,000 shares of Common Stock issuable upon exercise of the Placement Agent Warrant with an exercise price of $1.00 per share; (B) our receipt of up to approximately $29.7 million representing the aggregate exercise price of the Pre-Funded Warrants, PIPE Warrants, Consideration Warrants and Placement Agent Warrant (based on 45,715,000 actual Warrants exercised); and (C) after deducting placement agent fees, clearing costs and other estimated offering expenses payable by us, the pro forma net tangible book value as of September 30, 2025 would have been approximately $41.1 million or $0.80 per share. This represents an immediate increase in the net tangible book value of $4.82 per share to existing stockholders and an immediate dilution of $0.20 per share to the investors purchasing shares of our Common Stock in this offering at the assumed offering price.

The following table illustrates the dilution in net tangible book value per share as a result of this offering:

Offering Price per share		$1.00

Net tangible book value per share as of September 30, 2025	$(4.02)
Increase in net tangible book value per share after giving effect to the issuance of shares of Common Stock, shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, PIPE Warrants, Consideration Warrants and Placement Agent Warrants	$4.59
Increase in pro forma net tangible book value per share in connection with the exercise of the Pre-Funded Warrants, PIPE Warrants, Consideration Warrants and Placement Agent Warrant by the Selling Stockholders in this offering	$0.23

Pro forma net tangible book value per share as of September 30, 2025		$0.80

Dilution per share to new investors in this offering		$0.20

For purposes of calculating pro forma, as adjusted net tangible book value, the number of shares of our Common Stock outstanding prior to and after this offering is based on 1,549,104 shares of Common Stock outstanding as of September 30, 2025, assumes the issuance of 49,700,000 shares of our Common Stock in connection with this Offering, and excludes:

●	745 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase our Common Stock, with a weighted average exercise price of $1,844.70 per share;

●

30,897 shares of Common Stock issuable upon exercise of outstanding stock options under our 2025 Omnibus Equity Incentive Plan (the “2025 Plan”), with a weighted average exercise price of $5.08 per share;

●	63,736 shares of Common Stock issuable upon vesting of outstanding restricted stock units;

●	45,954 shares of Common Stock issuable upon the exercise of certain Underwriter warrants to purchase our Common Stock, with a weighted average exercise price of $109.77;

●

27,400 shares of Common Stock issuable upon the exercise of certain warrants to purchase our Common Stock, issued in connection with the issuance of the Company’s Series AAA-3 Junior and Series AAA-4 Junior Preferred Stock, with a weighted average exercise price of $40.00;

●	380,138 shares of Common Stock issuable upon conversion of the Company’s Series AAAA Jr. Convertible Preferred Stock;

●	2,283,857 shares of Common Stock issuable upon conversion of the Company’s Series B Convertible Preferred Stock;

●

2,028 shares of Common Stock, 5,725 shares of Common Stock, 7,602 shares of Common Stock, 333 shares of Common Stock and 667 shares of Common Stock, issuable upon conversion of the Company’s Series AA, Series AAA, Series AAA-2, Series AAA Junior and Series AAA-2 Junior Convertible Preferred Stock, respectively; and

●

88,883 shares of Common Stock issuable to certain holders of Series AAA, and Series AAA-2 Preferred Stock, in connection with remaining PIK dividends payable on the outstanding shares of preferred stock.

To the extent that any of the foregoing are exercised, investors participating in the Offering will experience further dilution.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California.

EXPERTS

The consolidated financial statements of our Company as of and for the years ended December 31, 2024 and 2023, incorporated in this prospectus by reference from our 2024 Annual Report, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Our Common Stock is registered with the SEC under Section 12 of the Exchange Act and, accordingly, we are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC at www.sec.gov.

We maintain a website at http://www.superleague.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

We have filed with the SEC a registration statement under the Securities Act, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at the website of the SEC referenced above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The following documents filed by us with the Commission are incorporated by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 31, 2025 as amended on April 30, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 15, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 14, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed on November 14, 2025;

●	our Current Report on Form 8-K filed on January 8, 2025;

●	our Current Report on Form 8-K filed on February 14, 2025;

●	our Current Report on Form 8-K filed on April 3, 2025;

●	our Current Report on Form 8-K filed on April 11, 2025;

●	our Current Report on Form 8-K filed on May 6, 2025;

●	our Current Report on Form 8-K filed on May 12, 2025;

●	our Current Report on Form 8-K filed on May 15, 2025;

●	our Current Report on Form 8-K filed on May 16, 2025;

●	our Current Report on Form 8-K filed on May 22, 2025;

●	our Current Report on Form 8-K filed on May 30, 2025;

●	our Current Report on Form 8-K filed on June 2, 2025;

●	our Current Report on Form 8-K filed on June 10, 2025;

●	our Current Report on Form 8-K filed on June 20, 2025;

●	our Current Report on Form 8-K filed on July 7, 2025;

●	our Current Report on Form 8-K filed on July 8, 2025;

●	our Current Report on Form 8-K filed on July 11, 2025;

●	our Current Report on Form 8-K filed on July 14, 2025;

●	our Current Report on Form 8-K filed on September 18, 2025;

●	our Current Report on Form 8-K filed on September 30, 2025;

●	our Current Report on Form 8-K filed on October 14, 2025;

●	our Current Report on Form 8-K filed on October 22, 2025;

●	our Current Report on Form 8-K filed on October 28, 2025; and

●

the description of our Common Stock which is registered under Section 12 of the Exchange Act, in our Registration Statement on Form 8-A, filed on February 21, 2019, including any amendment or reports filed for the purposes of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated herein by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide upon request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

Super League Enterprise, Inc.

2450 Colorado Ave., Suite 100E

Santa Monica, California 90404

(213) 421-1920

You can also find these filings on our website at www.superleague.com. We are not incorporating the information on our website other than these filings into this prospectus.

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus and any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

49,700,000 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Commission registration fee.

Amount

Commission Registration Fee	$7,302,84
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$5,000
Transfer Agent and Registrar fees and expenses	$2,000
Miscellaneous Expenses	$2,000
Total expenses	$31,302,84

Item 15. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our Charter and Bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL. We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit No.	Name	Incorporation by Reference

3.1	Third Amended and Restated Certificate of Incorporation of Super League Enterprise, Inc.	Exhibit 3.1 to the Current Report on Form 8-K, filed on October 22, 2025
3.2	Second Amended and Restated Bylaws of Super League Enterprise, Inc.	Exhibit 3.2 to the Registration Statement, filed on January 4, 2019.
4.1	Form of October 2025 Pre-Funded Warrant to Purchase Common Stock	Exhibit 4.1 to the Current Report on Form 8-K, filed on October 22, 2025
4.2	Form of October 2025 Common Stock Purchase Warrant	Exhibit 4.2 to the Current Report on Form 8-K, filed on October 22, 2025
5.1*	Opinion of Disclosure Law Group, a Professional Corporation.
10.1	Form of October 2025 Securities Purchase Agreement	Exhibit 10.1 to the Current Report on Form 8-K, filed on October 22, 2025
10.2	Form of October 2025 Registration Rights Agreement	Exhibit 10.2 to the Current Report on Form 8-K, filed on October 22, 2025
10.3	Placement Agency Agreement, dated October 22, 2025, by and between Super League Enterprise and Aegis Capital Corp.	Exhibit 10.3 to the Current Report on Form 8-K, filed on October 28, 2025
23.1	Consent of Independent Registered Public Accounting Firm – Withum Smith+Brown, PC (filed herewith)
23.2*	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (filed on the signature page hereto)
107	Filing Fee Table

* To be filed by amendment.

Item 17. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, California, on November 21, 2025.

SUPER LEAGUE ENTERPRISE, INC.

By:	/s/ Matthew Edelman
Matthew Edelman
Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Matthew Edelman as attorney-in-fact, with power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Edelman	Chief Executive Officer and Director	November 21, 2025
Matthew Edelman	(Principal Executive Officer)

/s/ Clayton Haynes	Chief Financial Officer	November 21, 2025
Clayton Haynes	(Principal Financial and Accounting Officer)

/s/ Ann Hand	Executive Chair	November 21, 2025
Ann Hand

/s/ Kristin Patrick	Director	November 21, 2025
Kristin Patrick

/s/ Bant Breen	Director	November 21, 2025
Bant Breen

/s/ Mark Jung	Director	November 21, 2025
Mark Jung